Sprott Funds Trust 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 9 to the Registration Statement on Form N-1A of Sprott Funds Trust and to the use of our report dated February 19, 2021 on the financial statements and financial highlights of the Sprott Gold Equity Fund, Sprott Gold Miners ETF, and Sprott Junior Gold Miners ETF, each a series of shares of Sprott Funds Trust. Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 25, 2021